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THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
   TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL WHICH ARE BEING MAILED TO STOCKHOLDERS OF WMX
     TECHNOLOGIES, INC. ON OR ABOUT APRIL 1, 1997. WHILE THE OFFER IS BEING
    MADE TO ALL STOCKHOLDERS OF THE COMPANY, TENDERS WILL NOT BE ACCEPTED
      FROM OR ON BEHALF OF THE STOCKHOLDERS IN ANY JURISDICTION IN WHICH
      THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF
       SUCH JURISDICTION. IN THOSE JURISDICTIONS WHOSE LAWS REQUIRE THE
        OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL
          BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY MERRILL
              LYNCH & CO., OR ONE OR MORE REGISTERED BROKERS OR
             DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY
                             WMX TECHNOLOGIES, INC.
                  UP TO 30,000,000 SHARES OF ITS COMMON STOCK
                      AT A PURCHASE PRICE NOT IN EXCESS OF
                     $35.00 NOR LESS THAN $30.00 PER SHARE

    WMX Technologies, Inc., a Delaware corporation (the "Company"), invites stockholders to tender up to an aggregate of 30,000,000 shares of its Common Stock, $1.00 par value per share (the "Shares"), at prices not in excess of $35.00 nor less than $30.00 per Share in cash, as specified by such stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 1, 1997 and in the related Letter of Transmittal (which together constitute the "Offer").

 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 28, 1997, UNLESS THE OFFER IS EXTENDED.

    The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions set forth in the Offer to Purchase.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PURCHASE PRICE OF ANY TENDER. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

    As promptly as practicable following the Expiration Date (as defined below), the Company will purchase 30,000,000 Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 4 of the Offer to Purchase) prior to the Expiration Date at prices not in excess of $35.00 nor less than $30.00 net per Share in cash. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, April 28, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire.

    The Company will select the lowest purchase price (the "Purchase Price") that will allow it to buy 30,000,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn at prices not in excess of $35.00 nor less than $30.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares properly tendered at or below the Purchase Price and not withdrawn (subject only to proration and

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conditional tender provisions of the Offer) only when, as and if the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

    The Offer is part of the Company's strategic plan arising from a number of changes the Company has undergone in the past several years in response to changing conditions in its marketplace and in the environmental services industry generally. In February 1997, the Company's Board of Directors approved a package of strategic initiatives designed to enhance stockholder value, the centerpiece of which is a focus solely on waste management services in domestic and selected international markets where the Company holds or can develop a strong competitive position. The Company expects to generate approximately $3.0 billion in owners' cash flow (cash flow from operating activities, less net capital expenditures (other than acquisitions) and dividends) over the next 24 months, including the divestiture of non-core and non-integrated assets. The Company also expects to reduce overhead and capital spending as well as streamline its organization, and to return the majority of available cash to stockholders through stock repurchase programs, including the Offer.

    The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, makes this an attractive time to repurchase a significant portion of the outstanding Shares, taking into account the increased interest expense associated with the borrowing required in connection with the Offer. In the view of the Board of Directors, the Offer represents an acceleration of what would otherwise have been a continuing Share repurchase program and a use of the Company's cash generation abilities that should benefit the Company and its stockholders over the long term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase stockholder value. Accordingly, the Company is providing stockholders with the opportunity to determine the price or prices (not greater than $35.00 nor less than $30.00 per Share) at which they are interested in selling their Shares, subject to the terms and conditions of the Offer and without the usual transaction costs associated with market sales.

    Upon the terms and subject to the conditions of the Offer, if more than 30,000,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the following basis: (a) first, all Shares properly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined in the Offer to Purchase) who: (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (partial tenders will not qualify for this preference); and (2) completes the item captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and (b) second, after purchase of all of the foregoing Shares, all Shares conditionally tendered, for which the condition was satisfied without regard to clause (c) below, and all other Shares tendered properly and unconditionally at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below; and (c) third, if necessary to permit the Company to purchase 30,000,000 Shares, Shares conditionally tendered, for which the condition was not initially satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot. The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

    The Company expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and

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payment for, any Shares by giving oral or written notice of such extension to
Harris Trust and Savings Bank (the "Depositary") and making a public announcement thereof.

    Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Tuesday, May 27, 1997. For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in the Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

    THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY TENDERS ARE MADE. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Depositary, the Information Agent or the Dealer Manager and will be furnished promptly at the Company's expense.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                               MORROW & CO., INC.
                          909 Third Avenue, 20th Floor
                            New York, New York 10022
                         Call Toll Free: (800) 566-9061
                           Banks and Brokerage Firms,
                          Please Call: (800) 662-5200

                      THE DEALER MANAGER FOR THE OFFER IS:
                              Merrill Lynch & Co.
                             World Financial Center
                                  North Tower
                         New York, New York 10281-1314
                         (212) 449-8209 (Call Collect)

April 1, 1997

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